Rule 424(b)(2)
                                                 Registration Number 333-2546


                    PROSPECTUS SUPPLEMENT DATED JUNE 24, 1997


                           Regency Realty Corporation

                                2,372,422 Shares
                                  Common Stock


   All of the shares of Common Stock offered hereby are being sold directly by Regency Realty Corporation (the "Company") pursuant to the terms of a Stock Purchase Agreement dated as of June 11, 1996, by and among the Company, Security Capital Holdings S.A. and Security Capital U.S. Realty, as amended. The shares are being sold at a price of $17.625 per share. The aggregate proceeds of $41.8 million will be used by the Company to repay borrowings outstanding under the Company's revolving credit agreement bearing interest at a weighted average annual rate of 7.25%. Such borrowings were incurred in the past year to finance the acquisition of shopping center properties.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.